Exhibit 7.8 to Form F-10

(Exhibit 4.9 to Form F-4)

Execution Copy

THE THOMSON CORPORATION,

as Issuer

to

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of August 9, 2005

to

INDENTURE

Dated as of November 20, 2001

This Seventh Supplemental Indenture, dated as of the 9th day of August 2005, between The Thomson Corporation, a corporation organized under the laws of the Province of Ontario (hereinafter called the “company”), and Computershare Trust Company of Canada, a trust company continued under the laws of Canada, as trustee (hereinafter called the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of November 20, 2001 (together with any indentures supplemental thereto, excluding this Seventh Supplemental Indenture, the “Original Indenture”), pursuant to which one or more series of debt securities of the Company (the “Securities”) may be issued from time to time; and

WHEREAS, Section 301 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

WHEREAS, Section 901 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities for certain purposes stated therein; and

WHEREAS, the Company and the Trustee entered into a First Supplemental Indenture dated as of November 20, 2001, pursuant to which the Company issued US$700,000,000 aggregate principal amount of 6 1⁄5% Notes due 2012; and

WHEREAS, the Company and the Trustee entered into a Second Supplemental Indenture dated as of January 24, 2002, pursuant to which the Company issued US$400,000,000 aggregate principal amount of 5.75% Notes due 2008; and

WHEREAS, the Company and the Trustee entered into a Third Supplemental Indenture dated as of August 8, 2003, pursuant to which the Company issued US$200,000,000 aggregate principal amount of 4.25% Notes due 2009 and US$250,000,000 aggregate principal amount of 5.25% Notes due 2013; and

WHEREAS, the Company and the Trustee entered into a Fourth Supplemental Indenture dated as of May 19, 2004, pursuant to which the Company issued US$250,000,000 aggregate principal amount of 4 3⁄4% Notes due 2010; and

WHEREAS, the Company and the Trustee entered into a Fifth Supplemental Indenture dated as of June 1, 2004, pursuant to which the Company issued C$250,000,000 aggregate principal amount of 4.50% Notes due 2009; and

WHEREAS, the Company and the Trustee entered into a Sixth Supplemental Indenture dated as of November 26, 2004, pursuant to which the Company issued C$300,000,000 aggregate principal amount of 4.35% Notes due 2009 and C$600,000,000 aggregate principal amount of 5.20% Notes due 2014; and

WHEREAS, the Company has requested the Trustee to join with it in the execution and delivery of this Seventh Supplemental Indenture in order to supplement the Original Indenture by, among other things, establishing certain terms of a series of Securities to be known as the Company’s “5.50% Debentures due 2035” (the “2035 Debentures”), and adding certain provisions thereof for the benefit of the Holders of the 2035 Debentures; and

WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel and a duly authorized and executed Company Order dated August 9, 2005 authorizing the execution of this Seventh Supplemental Indenture and the issuance of the 2035 Debentures; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE for and in consideration of the premises and the purchase of the 2035 Debentures to be issued hereunder by Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the 2035 Debentures, as follows:

ARTICLE I

DEFINITIONS

The Original Indenture together with this Seventh Supplemental Indenture is hereinafter sometimes collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.

For all purposes of this Seventh Supplemental Indenture and the 2035 Debentures, except as otherwise expressly provided or unless the subject matter or the context otherwise requires:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the 2035 Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2035 Debentures.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Trustee after consultation with the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the

Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such Redemption Date.

“Reference Treasury Dealers” means Bear, Steams & Co. Inc., Deutsche Bank Securities Inc. and UBS Securities LLC or their respective affiliates which are primary U.S. government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), another Primary Treasury Dealer will be substituted therefor by the Company.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Wholly-Owned Subsidiary” means any Subsidiary of which the Company at the time of determination, directly and/or indirectly, through one or more other Subsidiaries, owns 100% of the shares of Voting Stock of such Subsidiary.

ARTICLE II

STANDARD PROVISIONS; THE DEBENTURES

SECTION 201.  Creation of the 2035 Debentures; Designation.

In accordance with Section 301 of the Indenture, the Company hereby creates the 2035 Debentures as a series of its Securities issued pursuant to the Indenture. The 2035 Debentures shall be designated as the “5.50% Debentures due 2035.”

SECTION 202.  Form of the 2035 Debentures.

The 2035 Debentures shall be represented by two fully-registered global debentures in book-entry form (the “Global Debentures”) which shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of the nominee of DTC. The 2035 Debentures shall be in the form of Exhibit I attached hereto. So long as DTC, or its nominee, is the registered owner of the Global Debentures, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the 2035 Debentures represented by such Global Debentures for all purposes under the Indenture. Ownership of beneficial interests in the Global Debentures shall be shown on, and transfers thereof shall be effected only through, records maintained by DTC (with respect to beneficial interests of participants or persons that hold interests through participants) or by participants or persons that hold interest through participants (with respect to beneficial interests of beneficial owners). Beneficial interests in the Global Debentures will be held in denominations of $1,000 and integral multiples thereof. The Global Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

SECTION 203.  Terms and Conditions of the 2035 Debentures.

The 2035 Debentures shall be governed by all the terms and conditions of the Indenture, as supplemented by this Seventh Supplemental Indenture, and in particular, the following provisions shall be terms of the 2035 Debentures:

(a) Date of Payment of Principal. The principal of the 2035 Debentures shall be payable on August 15, 2035.

(b) Interest.

(i) The 2035 Debentures shall bear interest at the rate of 5.50% per annum; provided, that any principal and premium and any installment of interest which is overdue shall bear interest at the same rate (to the extent that the payment of such interest shall be legally enforceable).

(ii) Interest in respect of the 2035 Debentures shall accrue from and including August 9, 2005 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

(iii) The Interest Payment Dates on which interest shall be payable in respect of the 2035 Debentures shall be February 15 and August 15 in each year, commencing February 15, 2006.

(iv) The Regular Record Dates for interest in respect of the 2035 Debentures shall be February 1 and August 1 (whether or not a Business Day) in respect of the interest payable on February 15 and August 15 respectively.

(c) Payment of Principal and Interest. Settlement for the 2035 Debentures shall be made in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds. The 2035 Debentures shall trade in the Same-Day Funds Settlement System of DTC until Maturity, and secondary market trading activity for the 2035 Debentures shall settle in immediately available funds.

(d) Optional Redemption. The 2035 Debentures shall be redeemable at the election of the Company, in whole or in part, at any time on not less than 30 days’ and not more than 60 days’ prior notice at a Redemption Price equal to the greater of (i) 100% of the principal amount of such 2035 Debentures and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis at the Treasury Rate plus 35 basis points for the 2035 Debentures, in each case together with accrued interest thereon to the Redemption Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Unless the Company defaults in the payment of the Redemption Price, on or after the Redemption Date, interest will cease to accrue on the 2035 Debentures or the portions thereof called for redemption.

(e) Applicability of Defeasance or Covenant Defeasance. The provisions of Article 14 of the Original Indenture shall apply to the 2035 Debentures.

(f) Additional Amounts. The provisions of Section 1005 of the Original Indenture shall apply to the 2035 Debentures.

(g) Tax Redemption. The 2035 Debentures will also be redeemable, at the Company’s option, in whole and not in part, at any time, on not less than 30 days and not more than 60 days’ prior written notice, at 100% of the aggregate principal amount, together with accrued interest thereon to the date fixed for redemption by the Company, in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the 2035 Debentures, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after August 2, 2005, the date of the prospectus supplement, which, in the Opinion of Counsel to the Company, will result in the Company becoming obligated to pay, on the next succeeding Interest Payment Date, Additional Amounts with respect to any 2035 Debenture.

(h) Paying Agent and Place of Payment. The Company and the Trustee hereby appoint Computershare Trust Company, Inc. as the initial Paying Agent for the 2035 Debentures. So long as the 2035 Debentures are in global form, the Place of Payment for the 2035 Debentures will be Denver, Colorado.

ARTICLE III

EVENTS OF DEFAULT

SECTION 301.  Events of Default.

For the benefit of Holders of the 2035 Debentures, the following Event of Default is added to Section 501 of the Original Indenture pursuant to clause (7) of the Original Indenture and shall be considered as clause (7) to Section 501 for all purposes of the Original Indenture:

If the principal of any Debt of the Company or any Material Subsidiary (other than any Debt which is owed to the Company or a Subsidiary) is not paid at its final maturity, or if such principal shall be declared due and payable prior to its final maturity as a result of default, or if the Company or any Material Subsidiary shall fail to honor a Guarantee of any Debt and the aggregate of all such sums not paid, not honored or declared due and payable shall be in excess of 3% of Consolidated Shareholders’ Equity and, in any such case, the time for payment of such principal or Debt shall not have been effectively extended, provided, however, that there shall be excluded from the provisions of this Event of Default any of the above events where:

(A)

the relevant Debt was made available by financiers (including, without limitation, sellers, lenders and lessors) who can only have recourse to an action in damages and/or to specified assets or revenues and/or to assets or revenues of a specified project or projects and/or to an amount calculated by reference to any such assets or revenues; or

(B)

the relevant Debt was incurred by a special purpose corporation (being a corporation whose principal assets and business at the time such Debt was originally agreed to be made available related to the project or projects for which such Debt was to be incurred) and in respect of such Debt the creditor can only have recourse to the Company by way of an action in damages and/or to specified assets or revenues and/or to assets or revenues of a specified project or projects and/or to an amount calculated by reference to any such assets or revenues.

Notwithstanding the terms of Subsection 503(a) of the Original Indenture, in the event of a declaration of acceleration in respect of the 2035 Debentures because of an Event of Default as specified above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the 2035 Debentures and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

ARTICLE IV

ASSUMPTION BY A SUBSIDIARY

SECTION 401.  Assumption by a Subsidiary.

(a) The Company shall have the right at any time, without notice to or consent of the Holders of the 2035 Debentures, to designate a Wholly-Owned Subsidiary (a “Co-Obligor”) incorporated and existing under the laws of Canada or any province thereof, any state of the United States, the United Kingdom, or any other country that is a member of the European Union to assume, as co-obligor on a joint and several basis with the Company, all obligations of the Company under the Indenture (insofar as it applies to the 2035 Debentures) and the 2035 Debentures, provided that:

(i) by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Co-Obligor shall expressly assume, as co-obligor on a joint and several basis with the Company, the Company’s obligation for the due and punctual payment of the principal of (and premium, if any), including the Redemption Price and Repayment Price, and interest on all the 2035 Debentures and the performance of every covenant of the Indenture (insofar as it applies to the 2035 Debentures) on the part of the Company to be performed or observed;

(ii) such supplemental indenture shall also provide that:

(I) all payments made by the Co-Obligor under or with respect to the 2035 Debentures will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed by or on behalf of the government of any jurisdiction in which the Co-Obligor is incorporated or has its principal place of business or from which it makes payment on or in respect of the 2035 Debentures or by any authority or agency therein or thereof having the power to tax (“Foreign Taxes”), unless the Co-Obligor is required to withhold or deduct any amount for or on account of Foreign Taxes by law or by the interpretation or administration thereof; and

(II) if the Co-Obligor is so required to withhold or deduct any amount for or on account of Foreign Taxes from any payment made under or with respect to the 2035 Debentures, the Co-Obligor will pay such additional amounts as may be necessary so that the net amount received by each Holder of 2035 Debentures after such withholding or deduction will not be less than the amount the Holder of 2035 Debentures would have received if such Foreign Taxes had not been withheld or deducted;

(III) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event, shall have happened and be continuing;

(IV) following such transaction, the Company shall not be discharged from its obligations and covenants under the Indenture and the 2035 Debentures; and

(V) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such assumption and such supplemental indenture comply with this Section and that all conditions precedent provided for relating to such transaction have been complied with. ·

(b) The obligations of the Co-Obligor under the 2035 Debentures would rank equally with all of the Co-Obligor’s other unsecured and unsubordinated obligations.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 501.  Effect of Seventh Supplemental Indenture.

(a) This Seventh Supplemental Indenture is a supplemental indenture within the meaning of Section 901 of the Original Indenture, and the Original Indenture shall be read together with this Seventh Supplemental Indenture and shall have the same effect over the 2035

Debentures in the same manner as if the provisions of the Original Indenture and this Seventh Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Seventh Supplemental Indenture.

SECTION 502.  Effect of Headings and Table of Contents.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 503.  Successors and Assigns.

All covenants and agreements in this Seventh Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 504.  Severability Clause.

In case any provision in this Seventh Supplemental Indenture or in any 2035 Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 505.  Benefits of Indenture.

Nothing in this Seventh Supplemental Indenture or in the 2035 Debentures express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Security Registrar and their successors hereunder, the Holders of 2035 Debentures, any benefit or any legal or equitable right, remedy or claim under this Seventh Supplemental Indenture.

SECTION 506.  Counterparts.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be executed either in original or faxed form and the parties hereto adopt any signatures received by a receiving fax machine as the original signature of such party.

SECTION 507.  Acceptance of Trusts.

The Trustee hereby accepts the trusts in this Seventh Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions set forth in the Indenture and in trust for the Holders from time to time, subject to the terms and conditions of the Indenture.

SECTION 508.  Effective Time.

This Seventh Supplemental Indenture shall become effective upon the execution and delivery of this Seventh Supplemental Indenture by the Company and the Trustee.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the day and year first written above.

THE THOMSON CORPORATION, as Issuer

By:	/s/ David J. Hulland
Name:	David J. Hulland
Title:	Senior Vice President, Finance

Attest:	/s/ Stephane Bello
Name:	Stephane Bello
Title:	Senior Vice President and Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Name:
Title:

By:
Name:
Title:

Attest:

Signature page to Seventh Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the day and year first written above.

THE THOMSON CORPORATION, as Issuer

By:
Name:
Title:

Attest:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/ Morag Abraham
Name:	Morag Abraham
Title:	Professional, Corporate Trust

By:	/s/ Daniel Marz
Name:	Daniel Marz
Title:	Professional, Corporate Trust

Attest:

Signature page to Seventh Supplemental Indenture

EXHIBIT I

(Form of Global Debentures)

PLEASE SEE TAB 11